EXHIBIT (12)

                            ROHM AND HAAS COMPANY
                              AND SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                YEAR ENDED DECEMBER 31,
                                          ------------------------------------
                                          1995    1994    1993    1992    1991
                                          ----    ----    ----    ----    ----
                                                 (millions of dollars)
Earnings before income taxes............. $441    $407    $194    $261    $240
Fixed charges............................   84      82      79      83      79
Capitalized interest adjustment..........   (5)     (2)     (7)     (3)     (6)
Undistributed earnings adjustment........   (3)     (2)      6       2      (2)
                                          ----    ----    ----    ----    ----
Earnings................................. $517    $485    $272    $343    $311
                                          ====    ====    ====    ====    ====
Ratio of earnings to fixed charges.......  6.2     5.9     3.4     4.1     3.9
                                          ====    ====    ====    ====    ====

Note: Earnings consist of earnings before income taxes and fixed charges after eliminating undistributed earnings of affiliates and capitalized interest net of amortization of previously capitalized interest. Fixed charges consist of interest expense, including capitalized interest, and amortization of debt discount and expense on all indebtedness, plus one-third of rent expense deemed to represent an interest factor.



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